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                                                                    EXHIBIT 99.1

                                    AGREEMENT

      This Agreement ("Agreement") is made on October 6, 2004 by and between Leo
J. Taylor ("Executive") and Pulte Homes, Inc., a Michigan corporation (together with its successors, assigns, parents, subsidiaries, divisions and/or affiliates (whether incorporated or unincorporated), and all of its past and present directors, officers, trustees, employees and agents (in their individual and representative capacities) and any persons acting by, through, or in concert with any of them, "Pulte").

      RECITALS

      A. Executive has worked in the employ of Pulte since 1994; his most recent position was Executive Vice President-Human Resources.

      B. On September 11, 2004, Executive resigned from his employment, effective September 13, 2004 (the "Termination Date").

      C. Executive desires to receive from Pulte, and Pulte desires to provide to Executive, assistance in his transition to new employment.

      D. Employer desires the availability of Executive's services for human-resource matters, and Executive desires to provide such services.

                                    AGREEMENT

      Therefore, Executive and Pulte agree as follows:

      1. Executive's employment by Pulte terminated effective on the Termination Date.

      2. The following will be Executive's sole and exclusive payments and benefits with respect to the termination of Executive's employment with Pulte and in return for Executive's obligations under this Agreement:

                  (a)   Executive will receive:

                        (1) 26 bi-weekly payments of $16,153.85 each, payable beginning on October 1, 2004;

                        (2) a payment in the amount of $30,000 on October 15, 2004;

                        (3) a payment in the amount of $450,000 on February 1, 2005;

                        (4) a payment in the amount of $300,000 on February 1, 2006; and

                        (5) a payment in the amount of $107,000 on April 1, 2006.

Applicable withholdings for taxes and as otherwise required by law and/or authorized by Executive will be deducted from these payments. The payments under paragraphs 2(a) (3), (4)

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and (5) will be attributable to Executive's obligations under paragraphs 3 and 6 of this Agreement.

            (b) Pulte will pay the cost of any COBRA premium applicable to the continuation of medical and dental benefit coverage for Executive, his spouse, and his dependent children. Upon any exhaustion of his COBRA rights (i.e., after 18 months): (1) Executive will, in accordance with Employer's current agreement with Blue Cross for employee medical coverage, be entitled to convert to a Blue Cross family coverage policy; and (2) until June 30, 2010, Pulte will reimburse Executive for the premiums for such policy (on an annual basis).

Executive will be responsible for, and will indemnify Pulte for, any taxes, interest and penalties payable or claimed by appropriate authorities to be payable in respect of the payments and benefits described in this paragraph 2 that result from Executive's failure to pay or timely pay such taxes, interest and/or penalties.

      3. (a) From the date of this Agreement through September 12, 2006, Executive will, upon reasonable notice from Pulte, provide reasonable consulting services (the "Services") to Pulte in connection with the human resources aspects of Pulte's business. Executive will not be required to work more than 12 hours per month on Services. Executive will not be required to travel away from his Michigan residence, except to assist Pulte in testimony or preparation for any litigation or proceedings relating to matters or events which arose or took place during his employment with Pulte and then only with reasonable advance notice from Pulte; Pulte will pay all reasonable expenses in connection with such travel.

            (b) The Services will be rendered at such times as Executive and Pulte mutually agree in good faith. Reasonable efforts will be made by Pulte to accommodate Executive's full time occupation when scheduling the time and place for the delivery of the Services. Executive will be free to engage in any other activities, subject to paragraph 6 of this Agreement.

            (c) In performing Services, Executive will be an independent contractor of Pulte, and will not be considered as having "executive" or "employee" status with Pulte for any purpose.

            (d) Executive will not have any authority to enter into any contract or agreement on behalf of Pulte or to bind or commit Pulte orally or in writing.

      4. (a) All of Executive's stock options which were vested on the Termination Date, as identified in the attached Stock Option Schedule, will continue in full force and effect in accordance with the option agreements pursuant to which they were granted (the "Option Agreements").

            (b) Executive forfeited all of his right and interest in and to:

                  (1) All of the stock options which were granted to him under the Option Agreements which were not vested on the Termination Date, as identified in the Stock Option Schedule; and

                  (2) all restricted shares which were granted to him on December 11, 2003.

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      5. (a) For the consideration described in this Agreement, Executive fully and forever releases, acquits and discharges Pulte from and for all manner of claims, counterclaims, causes of action, bonds, bills, debts, sums of money, commissions, compensation for purported personal services rendered, damages and rights whatsoever, in law or in equity, now existing in his favor by reason of any facts, known or unknown, including (1) under Pulte's Long-Term Incentive Plans for Key Executives and (2) the non-vested options and restricted shares which were forfeited under paragraph 4(b) above. This release does not cover any breach of this Agreement (including Pulte's obligations under paragraphs 2 above and 10 below) or the Option Agreements.

             (b) Except for actions or suits based upon breaches of this Agreement, Executive will refrain from commencing any suit, claim or action, or prosecuting any pending action, claim or suit, in law or in equity, against Pulte on account of any employment related action or cause of action based upon any facts, whether known or unknown, including all claims for wrongful discharge, breach of contract, violation of the penal statutes, negligence of any kind, intentional infliction of emotional distress, defamation and/or discrimination on account of sex, age, race, disability or nationality which has or could have been alleged under the common law or any federal, state or local statute or ordinance, including: Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Rehabilitation Act of 1973; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Family and Medical Leave Act of 1993; the Elliott-Larsen Civil Rights Act; the Michigan Persons With Disabilities Civil Rights Act; the Michigan Whistle Blowers Protection Act; the Michigan Wage and Benefit Act; and any and all amendments to any of the foregoing.

      6. (a) Executive will forever maintain as confidential all confidential information of Pulte. For purposes of this Agreement, confidential information means all confidential and proprietary information of Pulte, including confidential and proprietary data, know-how, schedules, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, vendor information, pricing information, market definitions, inventions, ideas and information obtained from Pulte as well as strategic information concerning Pulte. Confidential information may be written or oral. Confidential information will not include information which:

                  (1) is or becomes available to the public other than as a result of Executive's disclosure; or

                  (2) becomes available to Executive on a non-confidential basis from a source other than Pulte as long as such source is not bound by a confidentiality agreement with or other obligation of secrecy to Pulte which is known to Executive.

Executive will be allowed to disclose confidential information if required by law to do so. However, if practicable, Executive will advise Pulte of such legal requirements prior to making such disclosure, so that Pulte may attempt (at no cost or penalty to Executive) to seek an appropriate protective order or legal limitation on such disclosure.

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              (b) From the date of this Agreement until September 12, 2006 (the
"Protected Period"), Executive will not, directly or indirectly:

                        (1) Except with Pulte's advance written consent, which may be granted or withheld in Pulte's absolute discretion, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, member, associate, employee, consultant, owner or otherwise), a "Competing Business", which is any corporation, partnership, limited liability company, firm or enterprise (including a sole proprietorship) which is (A) engaged in any aspect of the mortgage financing business anywhere in the United States, Puerto Rico or Latin America, (B) ranked (or is part of a builder which is ranked, e.g., a subsidiary) in the May 2004 issue of Builder Magazine as one of the 50 largest builders in the United States (based upon 2003 gross revenue rankings) (the "Top 50 Builders"), or
                        (C) during the Protected Period acquired (through a sale of assets, merger, sale of shares or otherwise) by a Top 50 Builder. Notwithstanding the foregoing, Executive may invest in any publicly-held corporation engaged in a Competing Business if (A) such investment does not exceed 5% in value of the issued and outstanding capital stock of such corporation and (B) Executive is not otherwise affiliated with such corporation.

                        (2) Employ any person known by Executive to be an employee of Pulte or induce or attempt to induce any person known by Executive to be an employee of Pulte or any of its affiliates to leave the employment of the Pulte or such affiliate.

                        (3) Attempt to adversely affect the relationship between Pulte and (A) any of its vendors, contractors, subcontractors, shareholders, or customers, (B) the financial community, or (C) the public.

              (c) If Executive violates this paragraph 6 in any respect, Pulte will be entitled to all remedies available to it under law or equity (including specific performance and a claim for damages) and termination of any or all of the remaining payments and benefits described under paragraph 2 above. Such exercise of rights and remedies will not be considered a breach of this Agreement by Pulte.

              (d) The provisions of this paragraph 6 replace the confidentiality, non-competition and non-solicitation agreement delivered by Executive to Pulte on March 23, 2000.

      7. Except as may be required by law or legal process requiring a response,
(a) Executive will not directly or indirectly assist or aid any other person, corporation, firm, partnership or other entity, in or about any action, cause of action, suit, claim, proceeding, litigation or other matter against Pulte (collectively, "Covered Matters") and (b) Executive will not communicate with, either orally or in writing, in any manner whatsoever, any other person, corporation, firm, partnership or other entity, in or about any Covered Matter other than communications with members of Executive's family, friends and professional advisors as long as such communications are conducted in a fashion which will not and could not reasonably be expected

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to adversely affect Pulte. In the event that Executive is required to respond to legal process with request to Covered Matters, Executive shall provide the Company with prompt notice of such event and an opportunity, with Executive's cooperation, to challenge or dismiss the process and, if such process is not dismissed, to participate in any necessary response.

      8. Executive represents and warrants to Pulte that he has returned to Pulte all materials, files and any other property which belong to Pulte (including his security card, keys, cell phone, computer, any blackberry or palm-pilot equipment paid for by the Company, and telephone credit card).

      9. Executive has suffered no work related injury or illness in connection with his employment by Pulte and/or the termination of such employment, and has no disability recognized under the Workers' Compensation Act or otherwise. Executive will not claim or collect state unemployment benefits in connection with the termination of his employment with Pulte. Executive will not in the future apply for, or seek employment with, Pulte. If Executive violates this covenant or if Executive claims or collects any workers' compensation and/or unemployment benefits with respect to his employment by Pulte, he will immediately forfeit or refund that portion of the consideration paid or payable by Pulte to Executive under this Agreement which is equal to the unemployment or workers' compensation benefits, as applicable, received by Executive.

      10. Pulte will indemnify Executive, in accordance with Pulte's bylaws and applicable law, from any claims, demands or complaints made by any third party, which arise out of or relate to Executive's performance of his job duties during the term of his employment by Pulte. Executive will advise Pulte of any such claim immediately upon becoming aware of it.

      11. (a) This Agreement, which will be effective and irrevocable immediately upon the time limits described in this Agreement, reflects the entire agreement of Executive and Pulte relative to its subject matter, and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to Executive's employment with Pulte or the termination of Executive's employment, except for the Option Agreements.

              (b) This Agreement may not be amended except by a written instrument signed by Executive and an authorized representative of Pulte.

              (c) This Agreement will be construed in accordance with and governed by Michigan law. The sole forum for any dispute under this Agreement will be the Oakland County (Michigan) Circuit Court; the parties consent to the exclusive jurisdiction of such court.

      12. Executive will maintain, and will instruct his attorneys, accountants and tax and financial advisors and consultants to maintain, the confidentiality of the existence and terms of this Agreement, and any underlying conversations, discussions, documents, correspondence or agreements in furtherance of, or in connection or leading to, this Agreement. However, Executive will be entitled to disclose (a) information to the extent required by law, (b) information which becomes a matter of public record (other than as a result of Executive's disclosure thereof), (c) information to his immediate family and the advisors identified above, but only after instructing them to keep such information confidential and (d) the existence of his

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

non-disclosure obligation or other obligations under this Agreement to any person who requests that Executive disclose information in violation of this paragraph 12 or otherwise requests that Executive take action in violation of this Agreement.

      13. Pulte will provide, on behalf of Executive, a reference to prospective employers and others doing business with Executive in form acceptable to Pulte and Executive.

      14. EXECUTIVE UNDERSTANDS THAT BY THIS AGREEMENT HE IS WAIVING ANY RIGHTS HE MAY PRESENTLY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED. EXECUTIVE ENTERS INTO THIS AGREEMENT FREELY AND VOLUNTARILY WITHOUT ANY DURESS OR COERCION, AND AFTER HE HAS CAREFULLY AND COMPLETELY READ ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. HE HAS BEEN ADVISED TO CONSULT WITH LEGAL COUNSEL AND UNDERSTANDS HE WILL BE ALLOWED TO CONSIDER THIS AGREEMENT FOR 21 DAYS PRIOR TO SIGNING IT. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE FOR SEVEN DAYS FOLLOWING THE DATE IT IS SIGNED, DURING WHICH TIME HE MAY REVOKE THIS AGREEMENT BY WRITTEN NOTICE TO PULTE, IN CARE OF JOHN R. STOLLER, SENIOR VICE PRESIDENT AND GENERAL COUNSEL. EXECUTIVE UNDERSTANDS THAT PAYMENTS TO BE MADE TO HIM AS PROVIDED IN THIS AGREEMENT WILL NOT COMMENCE UNTIL THE EXPIRATION OF SUCH DAYS.

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

Date: October 6, 2004              /s/ Leo J. Taylor
                                  ----------------------------------------------
                                         Leo J. Taylor

                                  Pulte Homes, Inc. (on behalf of itself and all entities which constitute "Pulte" under this Agreement)

Date: October 6, 2004             By:  /s/ Roger Cregg
                                       -----------------------------------------
                                       Name: Roger Cregg
                                       Title: Executive Vice President and Chief
                                               Financial Officer

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

                              STOCK OPTION SCHEDULE

                    Vested Stock Options [per paragraph 4(a)]

Grant Date         Expiration Date           Number of Shares       Grant Price
----------         ---------------           ----------------       -----------
12/14/2000            12/14/2010                  30,000             $ 20.9219
12/13/2001            12/13/2011                  20,000             $  21.825

                   Unvested Stock Options [per paragraph 4(b)]

Grant Date            Expiration Date         Number of Shares      Grant Price
----------            ---------------         ----------------      -----------
12/14/2000               12/14/2010                10,000             $20.9219
12/13/2001               12/13/2011                20,000             $ 21.825
12/12/2002               12/12/2012                50,000             $ 22.805
12/11/2003               12/11/2013                70,000             $  43.27

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